UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

October 26, 2012
Date of Report (Date of earliest event reported)

Lincoln National Corporation
(Exact name of registrant as specified in its charter)

Indiana	1-6028	35-1140070
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

150 N. Radnor Chester Road, Radnor, PA 19087
(Address of principal executive offices)(Zip Code)

(484) 583-1400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))

□  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
      (17 CFR 240.13e-4(c))

 Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

On October 26, 2012, Lincoln National Corporation (the “Company”) entered into a Phased Retirement Agreement (“Retirement Agreement”), Agreement, Waiver & General Release (the “Release”) and Consulting Agreement (collectively the “Agreement”) with Robert W. Dineen which sets forth the terms and conditions of Mr. Dineen’s phased retirement from the Company.  As previously announced on October 10, 2012, Mr. Dineen was appointed the Vice Chairman of Lincoln Financial Network.  Mr. Dineen will continue to be employed as an officer of the Company and a member of the Senior Management Committee at his current compensation level through his retirement date of May 1, 2013 (the “Retirement Date”). Mr. Dineen also signed a Consulting Agreement under which he has agreed to provide consulting services to the Company for the period beginning on May 1, 2013 and ending on April 30, 2014 at a rate of approximately $36,583 per month.  In consideration, Mr. Dineen has agreed to reaffirm the Release or the Consulting Agreement will be null and void.

The Agreement confirms Mr. Dineen’s entitlement to, certain benefits, including the following:

·   In accordance with the Company’s Annual Incentive Plan (“AIP”) Mr. Dineen will continue to be eligible to receive an annual incentive payout for the 2012 performance period at the current target level of $1,146,000 per annum.  Mr. Dineen’s actual payout under the plan will be based on the achievement of the defined performance measures established by the Compensation Committee at its February 2012 meeting in accordance with the terms of the Lincoln National Corporation 2009 Amended and Restated Incentive Compensation Plan (the “ICP”).  The Compensation Committee will certify the performance results and approve the final payout amount in 2013, which could be between 0% and 200% of this target.

·   In addition, in accordance with the Company’s AIP, Mr. Dineen will be eligible to participate in the 2013 AIP and receive a pro-rated annual incentive payout for the 2013 performance period at a target level to be determined by the Compensation Committee.  Mr. Dineen’s actual payout under the plan will be based on the achievement of the defined performance measures to be established by the Compensation Committee at its first scheduled meeting for 2013 in accordance with the terms of the ICP.  The Compensation Committee will certify the performance results and approve the final payout amount in 2014, which could be between 0% and 200% of his target.

·   In accordance with the terms of the Company’s Long-Term Incentive Award Programs (the “LTIP”) under the ICP, Mr. Dineen will be eligible to receive a pro-rata award of performance shares for the period through the Retirement Date under the 2011-2013 performance cycle and the 2012-2014 performance cycle.  Mr. Dineen’s actual payout under the 2011-2013 and 2012-2014 LTIP performance cycles will be based on the achievement of the defined performance measures established by the Compensation Committee in February 2011 and February 2012, respectively, in accordance with the terms of the ICP.  The Compensation Committee will certify the performance results and approve the final payout amounts in 2014 and 2015 respectively, which could be between 0% and 200% of his pro-rated target amount.

·   Pursuant to his restricted stock unit award agreements, Mr. Dineen’s unvested restricted stock units will vest on a pro-rata basis as of the Retirement Date.

·   Pursuant to his option agreements, all of Mr. Dineen’s unvested stock options will become fully vested as of the Retirement Date and all such options will be exercisable until the earlier of (a) five years from the Retirement Date or (b) expiration of their normal term.

In addition, the Agreement provides for the following:

·   In lieu of any award under the Company’s 2013 LTIP, Mr. Dineen will receive a one-time cash payment of $84,500 paid in a lump-sum no sooner than six months and one day after the Retirement Date and no later than seven months after the Retirement Date.  This payment will be pro-rated if Mr. Dineen resigns prior to the Retirement Date.

·   Mr. Dineen will also receive twenty-four weeks of transition pay paid by-weekly, less taxes and withholding, based on his final rate of base pay, paid commencing no sooner than six months and one day after the Retirement Date and no later than seven months after the Retirement Date.  The payments will cease if Mr. Dineen breaches the restrictive covenants in the Agreement.

·  Mr. Dineen will also receive a one-time cash payment of $10,000, less taxes and withholding, paid commencing no sooner than six months and one day after the Retirement Date and no later than seven months after the Retirement Date.

In consideration of the foregoing, Mr. Dineen agreed, among other things, not to compete with the Company or its subsidiaries for a period of twenty-four weeks following the Retirement Date, or solicit employees, agents, brokers, or clients of the Company or its subsidiaries, for a period of two years following the Retirement Date.  Mr. Dineen also agreed not to disclose any of the Company’s confidential information and/or trade secrets.

Mr. Dineen has executed the Release which releases the Company and its affiliates and subsidiaries, and each of our and their directors, officers, and certain other persons. Mr. Dineen and the Company also agreed that they will not publicly disparage one another to any third parties.

The foregoing description of the Retirement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Retirement Agreement, which is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01.                            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
10.1	Phased Retirement Agreement, dated as of October 26, 2012, between Robert W. Dineen and Lincoln National Corporation
10.2	Consulting Agreement between, dated as of October 26, 2012, between Robert W. Dineen and Lincoln National Corporation
10.3	Agreement, Waiver and General Release, dated as of October 26, 2012, between Robert W. Dineen and Lincoln National Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                LINCOLN NATIONAL CORPORATION

                By        /s/ Randal J. Freitag
                Name:  Randal J. Freitag
                Title:    Executive Vice President and
                                                                                                                                                         Chief Financial Officer

Date:  November 1, 2012